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                                                                    Exhibit 23.1



                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation of our report dated June 22, 2001 on our audit of the financial statements and supplemental schedule of the AmeriGas Propane, Inc. Savings Plan for the years ended December 31, 2000 and 1999, and our report dated June 22, 2001 on our audit of the financial statements and supplemental schedule of the UGI Utilities, Inc. Savings Plan for the years ended December 31, 2000 and 1999, included in UGI Corporation's Annual Report on Form 10-K (as amended by Form 10-K/A, Amendment No. 1) for the fiscal year ended September 30, 2000, into UGI Corporation's previously filed S-8 Registration Statements Nos. 33-47319, 33-61722, 333-22305, 333-37093, 333-49080 and Form S-3 Registration Statements
Nos. 33-78776 and 333-42296.







Arthur Andersen LLP
Philadelphia, Pennsylvania
June 27, 2001